Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

Enzo Biochem Inc. Announces Issuance of United States Patent for Treatment of Liver Cancer Using Ozanimod

New York, NY, May 10, 2019 -- Enzo Biochem, Inc. (NYSE:ENZ) today announced that on May 7, 2019 it was issued U.S. Patent No. 10,278,960 entitled “Sphingosine Pathway Modulating Compounds for the Treatment of Cancers” that is directed to methods for treating hepatocellular carcinoma (HCC), the most common human liver cancer, using the compound Ozanimod.

Ozanimod is a product of Celgene Corporation (NASDAQ:CELG) that is in late-stage clinical development for the treatment of relapsing multiple sclerosis and inflammatory bowel disease. It targets a different part of the same cell signaling pathway, the “sphingosine pathway,” also targeted by Enzo’s proprietary sphingosine kinase inhibitor, SK1-I, which Enzo is currently developing for the treatment of HCC. The sphingosine pathway is a key cellular signaling pathway implicated in various cancers and functions of the immune system. Enzo has already obtained a number of U.S. and foreign patents covering SK1-I and its use in the treatment of cancers.

Elazar Rabbani, CEO of Enzo stated, “Our findings with Ozanimod provide further validation for targeting the sphingosine pathway in hepatocellular carcinoma and complement our current program to develop Enzo’s proprietary sphingosine kinase inhibitor, SK1-I, for the treatment of HCC. Animal xenotransplantation studies examining the efficacy of each of SK1-I and Ozanimod against tumors derived from human liver cancer cells are currently in progress.”

HCC represents more than 90% of primary human liver cancers and a significant unmet medical need in the United States and globally.

###

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2018. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

###

Contact:

For: Enzo Biochem, Inc.
Steve Anreder, 212-532-3232 or	Michael Wachs, CEOcast, Inc., 212-732-4300

steven.anreder@anreder.com	mwachs@ceocast.com